QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IQUNIVERSE, INC.
(Exact name of Registrant as Specified in its Charter)

MINNESOTA (State of Incorporation)	41-1442918 (I.R.S. Employer Identification Number)
Riverplace, 65 Main Street SE, Suite 141 Minneapolis, MN 55414 (612) 676-1436 (Address, including zip code and telephone number, including area code, or registrant's principal executive offices)
2002 Consulting Services Plan (Full Title of the Plan)

Paul D. Crawford, Chairman, CEO, and CFO
Riverplace, 65 Main Street SE, Suite 141
Minneapolis, MN 55414
(612) 676-1436
(Name, address, including zip code and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Shares $0.001 par value	310,000	$.51	$158,100.00	$15.00

(1)
Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the fair market value per share of Common Stock of IQUniverse, Inc. on December 10, 2002.

PART II

ITEM 3.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this registration statement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report referred to below.

1.
The Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2002.

2.
The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002.

3.
The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002.

4.
The Company's Form 8-K, filed in November 2002.

ITEM 4.  DESCRIPTION OF SECURITIES.

        Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

        The legality of the Common Stock offered hereby will be passed upon for us by Messerli & Kramer PA of Minneapolis, Minnesota. Vincent G. Ella, a service provider that we engaged under this Consulting Services Plan, is a shareholder of Messerli & Kramer PA.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Under Sections 302A.161(1) and (22), and Section 302A.521, Minnesota Statutes, the Registrant is required to indemnify its directors, officers, employees, and agents against liability under certain circumstances, including liability under the Securities Act of 1933, as amended, unless its Articles of Incorporation or Bylaws prohibit or limit such indemnification. The Registrant's Articles of Incorporation and Bylaws do not contain any such prohibition or limitation.

        The general effect of such provisions is to relieve the directors and officers of the Registrant from personal liability which may be imposed for certain acts performed in their capacity as directors or officers of the Registrant, except where such persons have not acted in good faith.

        In the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act. As a result, the above provisions may not limit liability of our directors, officers, employees and agents for violations of the federal securities laws

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

ITEM 8.  EXHIBITS.

Exhibit Number

4.1	Specimen of Common Stock.
5.1	Opinion of Messerli & Kramer P.A. regarding legality of shares.
10.1	Legal Services Plan dated November 21, 2002.
23.1	Consent of Messerli & Kramer P.A. (contained as part of Exhibit 5.1).
23.2	Consent of Schechter Dokken Kanter Andrews & Selcer Ltd. independent Certified Public Accountants.
24.1	Power of Attorney (contained as part of the signature page).

ITEM 9.  UNDERTAKINGS.

1.    The undersigned registrant hereby undertakes:

          (a)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

          (b)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

2.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the

Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on December 12, 2002.

IQUNIVERSE, INC.
By:	/s/ PAUL D. CRAWFORD

Paul D. Crawford Chairman, Chief Executive Officer, and Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul D. Crawford his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ PAUL D. CRAWFORD	Director	December 12, 2002
Paul D. Crawford Chairman, CEO, CFO, and Director
/s/ DANIEL C. NEISEN	Director	December 12, 2002
Daniel C. Neisen

QuickLinks

PART II ITEM 3.
ITEM 4. DESCRIPTION OF SECURITIES.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
ITEM 8. EXHIBITS.
ITEM 9. UNDERTAKINGS.
SIGNATURES
POWER OF ATTORNEY